EXHIBIT 10.1

STELLENT, INC.
Deferred Share Unit Agreement — Director
(Under the 2005 Equity Incentive Plan)

Name of Participant:
No. of Deferred Share Units:
Date of Grant:

This is a Deferred Share Unit Agreement (“Agreement”) between Stellent, Inc., a Minnesota corporation (the “Company”), and the above-named director of the Company (the “Participant”).

Recitals

WHEREAS, the Company maintains the Stellent, Inc. 2005 Equity Incentive Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, the Board of Directors of the Company (the “Board”) administers the Plan with respect to awards granted to members of the Board and has the authority to determine the awards to be granted under the Plan to members of the Board;

WHEREAS, the Board has determined that the Participant is eligible to receive an award under the Plan in the form of a deferred share unit grant;

WHEREAS, the Company desires to provide the Participant with a proprietary interest in the Company as an added incentive to advance the interests of the Company by granting the Participant deferred share units (“DSUs”) on the terms and conditions and subject to the restrictions set forth herein;

NOW, THEREFORE, the Company hereby grants DSUs to the Participant under the terms and conditions as follows.

Terms and Conditions*

1. Issuance of Deferred Share Units and Shares.

(a)	Subject to the terms and conditions of this Agreement, the Company has granted to the Participant the number of DSUs specified at the beginning of this Agreement. Each DSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s Common Stock on the date specified in this Agreement.

(b)	The Company shall, as soon as reasonably practicable after March 31, 2011, subject to the terms of this Agreement, issue to the Participant the number of shares of the Company’s Common Stock (each, a “Share”) equal to the number of DSUs set forth above.

2. Forfeiture and Transfer Restrictions.

(a)	Forfeiture. If the Participant attempts to transfer or otherwise dispose of any of the DSUs or the DSUs become subject to attachment or any similar involuntary process, in violation of this Agreement, then any DSUs for which Shares have not been issued will be forfeited by the Participant and the Participant will thereafter have no right, title or interest whatsoever in such DSUs.

(b)	Limitation on Transfer. Until such time as the Shares have been issued under this Agreement, the Participant shall not transfer the DSUs and the DSUs shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any DSUs contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.

3. Acceleration of Share Issuance.

(a)	Change in Control. In the event of a Change in Control of the Company, then, without any action by the Board, or its successor, each DSU shall, immediately before the effective time, be converted into one Share, without restrictions.

(b)	Discretionary Acceleration. Notwithstanding any other provisions of this Agreement to the contrary, the Board may, in its sole discretion, declare that each DSU be converted into one Share without restrictions.

4.	Dividend and Shareholder Rights. If on any date with the DSUs are outstanding, the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of DSUs granted to the Participant under this Agreement shall, as of such dividend payment date, be increased by a number of DSUs equal to (a) the product of (i) the number of DSUs then held by the Participant under this Agreement multiplied by (ii) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the dividend payment date. In the case of any dividend declared on the Shares that is payable in the form of Shares, the number of DSUs granted to the Participant shall be increased by a number of DSUs equal to the product of (A) the number of DSUs then held by the Participant under this Agreement multiplied by (B) the number of Shares (including any fraction thereof) payable as a dividend on a Share.

Prior to the issuance of Shares under the Agreement, Participant shall not have any rights of a shareholder of the Company with respect to the DSUs. The Participant’s interest in the DSUs shall make the Participant only a general, unsecured creditor of the Company. As of the date of issuance of Shares under this Agreement, the Participant shall have all of the rights of a shareholder of the Company with respect to the Shares, except as otherwise specifically provided in this Agreement.

5.	Tax Withholding. The parties hereto recognize that the Company or a subsidiary of the Company may be obligated to withhold federal and state taxes or other taxes upon the issuance of the DSUs or the Shares. The Participant agrees that, at such time, if the Company or a subsidiary is required to withhold such taxes, the Participant will promptly pay, in cash upon demand to the Company or the subsidiary having such obligation, such amounts as shall be necessary to satisfy such obligation. The Participant further acknowledges that the Company has directed the Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Participant may reside, and the tax consequences of the Participant’s death.

6.	Refusal to Transfer. The Company shall not be required (i) to transfer on its books any DSUs that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the DSUs or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the DSUs shall have been so transferred.

7.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

8.	Discontinuance of Service. This Agreement shall not give the Participant a right to continued service as a director of the Company.

9.	Discretionary Adjustment. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of Shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving corporation) may, without the consent of the Participant, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent dilution or enlargement of rights of the Participant, the number and kind of securities issuable under the DSUs.

10.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant.

11.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

12.	Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance of the DSUs and the Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance of these DSUs and the Shares and the administration of the Plan.

13.	Amendment and Waiver. Except as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

14.	Shares Subject to Plan, Articles of Incorporation and By-Laws. The Participant acknowledges that the Shares that may be granted under this Agreement are subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

15.	Acknowledgment of Receipt of Copy. By execution hereof, the Participant acknowledges having received a copy of the Plan.

16.	Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Code shall be deferred until the earliest date that such payments may be made without the imposition of such tax.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the      day of      , 20     .

PARTICIPANT

STELLENT, INC.

By

Its

*Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.